Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Mosaic ImmunoEngineering Inc. of our report dated March 2, 2021 (which includes an explanatory paragraph regarding Mosaic ImmunoEngineering Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of Mosaic ImmunoEngineering Inc. (formerly Patriot Scientific Corporation) and subsidiaries, appearing in the Transition Report on Form 10-K of Mosaic ImmunoEngineering Inc. for the seven months ended December 31, 2020.

/s/ KMJ Corbin & Company LLP

Irvine, California

March 9, 2021